INFORMATION
 101 South Hanley Road
 St. Louis, Missouri  63105
 314-863-1100
                                                         FOR IMMEDIATE RELEASE


               FURNITURE BRANDS INTERNATIONAL REPORTS RECORD SALES
                   AND EARNINGS PER SHARE PERFORMANCE IN 2000


St. Louis, Missouri, January 25, 2001 -- Furniture Brands International (NYSE:FBN) announced today operating results for the fourth quarter and full year ended December 31, 2000, which included the company's 7th consecutive year of record sales and earnings per share performance.

Net sales for the fourth quarter were $519.4 million, off 0.3% from the same quarter in 1999. For the full year 2000, net sales were $2,116.2 million, representing a 1.3% increase over 1999, and another record year in sales.

Net earnings for the fourth quarter were $24.3 million, a decrease of 16.6% from the same quarter last year, and diluted net earnings per common share for the fourth quarter were $0.48, a decrease of 17.2%. For the full year 2000, net earnings were $108.4 million, down 3.1% from the comparable period in 1999. Diluted net earnings per common share for the full year were $2.15, a slight increase over 1999, and once again representing record earnings per share performance. The full year comparisons exclude a second quarter extraordinary item (expense) related to early extinguishment of debt.

Excluding noncash charges for depreciation and amortization related to a 1992 asset revaluation (and before the extraordinary item), the company would have reported diluted net earnings per common share of $0.53 for the fourth quarter and $2.36 for the twelve months ended December 31, 2000.

The company's operating results included two non-recurring items that, after taking into account the impact of income taxes, substantially offset each other. The first was a $7.6 million cash dividend from the company's minority interest in a company which owns real estate, which is included in "Other Income - Net." This offset a $10.5 million increase in bad debt expense attributable to the recent failure of several large customers, which is included in "Selling, General and Administrative Expenses."


"2000 was a transition year for our company and our industry," stated W. G. (Mickey) Holliman, Chairman, President and Chief Executive Officer. "Like many other segments of the domestic economy, we had favorable sales and earnings comparisons for the first half, but saw a significant slowdown during the second half. We are very satisfied with how the management team at each operating company responded to these difficult business conditions, and we are pleased to have been able to report record sales and earnings per share results for the year."

"Inventory levels at the end of the third quarter were over $30 million higher than budgeted levels, but are now generally back in line with incoming orders, some $31 million less than at the end of the last quarter. This is evidence of our strong commitment to wise use of our working capital. Our strong cash flow in 2000 -- and particularly in the fourth quarter -- has enabled us to reduce long-term debt by $73.1 million and to fund $53.3 million in capital expenditures during the year. Our long-term debt is now at $462 million, rapidly approaching the 40% debt to capitalization target we have previously announced. Depending on business conditions, we hope to reach that target by mid-year or earlier, and gain flexibility in the use of our cash going forward."

Mr. Holliman continued, "We continue to see weakness in consumer spending in our sector. We believe the current soft economic conditions will continue through the first quarter of 2001, and perhaps through the first half, and we have planned our operating activities accordingly. We now anticipate that first quarter 2001 sales will be below those reported for the same period last year, in the mid-single digit range, but assuming the expected improvement of business conditions in the second half we expect sales for the full year 2001 to be modestly higher than in 2000. We now anticipate first quarter earnings per share to be in the $0.50 to $0.55 range, and for the full year ending December 31, 2001, to be $2.25 to $2.35."

Mr. Holliman concluded, "We are excited about our opportunities in the coming year. We believe the important strategic steps we have taken over the past several years - realigning our dealer base, increasing dedicated retail space, and expanding our sourcing strategy to include a growing import system - have positioned us well for the current business environment. In addition, our financial strength is improving daily as we near completion of our deleveraging plan. We believe we are in an enviable position to grow market share on an even more profitable basis going forward."

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include the company's expected sales, earnings per share, profit margins, and cash flow for the first quarter and full year 2001, the effects of certain manufacturing realignments and other business strategies, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company's success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company's public releases and SEC reports.

A conference call will be held to discuss the third quarter results at 1:00 P.M. (Central Time) on January 25, 2001. The call can be accessed at www.streetfusion.com, or by visiting the company's website at www.furniturebrands.com.






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


                         CONSOLIDATED OPERATING RESULTS
                     (Dollars in thousands except per share)


                                                                       Three Months Ended              Twelve MonthsEnded
                                                                            December 31,                   December 31,
                                                                      2000              1999          2000            1999
                                                                      ----              ----          ----            ----

   Net sales..................................................      $519,467          $521,169     $2,116,239     $2,088,112
   Costs and expenses:
     Cost of operations.......................................       381,044           376,886      1,529,874      1,498,622
     Selling, general and administrative expenses.............        89,920            77,598        335,596        321,205
     Depreciation and amortization (A)........................        12,760            12,732         58,155         56,528
   Earnings from operations...................................        35,743            53,953        192,614        211,757

   Interest expense...........................................         8,745             9,221         36,389         37,577
   Other income, net..........................................         7,674               798          9,772          2,584
   Earnings before income tax expense
    and extraordinary item....................................        34,672            45,530        165,997        176,764
   Income tax expense.........................................        10,365            16,379         57,574         64,854
   Net earnings before extraordinary item.....................        24,307            29,151        108,423        111,910
   Extraordinary item (B).....................................            -                -           (2,522)            -
   Net earnings...............................................      $ 24,307           $29,151       $ 105,901      $111,910

   Net earnings per common share (diluted):
        As reported -
          Before extraordinary item...........................         $0.48             $0.58           $2.15         $2.14
          Extraordinary item..................................            -                 -            (0.05)           -
             Total............................................         $0.48             $0.58           $2.10         $2.14

        As adjusted - (C)
          Before extraordinary item...........................         $0.53             $0.63           $2.36         $2.34
          Extraordinary item..................................           -                 -             (0.05)          -
             Total............................................         $0.53             $0.63           $2.31         $2.34

   Average diluted common shares
     outstanding (in thousands)...............................         50,504            50,562         50,443        52,335


(A) Includes $3,267 and $3,320 for the three months ended December 31, 2000 and 1999, respectively, and $13,546 and $13,155 for the twelve months ended December 31, 2000 and 1999, respectively, related to the 1992 asset revaluation.

(B)  Early extinguishment of debt, net of tax benefit.

(C) Adjusted to remove the depreciation and amortization related to the 1992 asset revaluation, net of taxes.

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


                                          FURNITURE BRANDS INTERNATIONAL

                                       CONSOLIDATED CONDENSED BALANCE SHEETS
                                              (Dollars in thousands)





                                                                                         December 31,               December 31,
                                                                                                2000                       1999
Assets

Current assets:
  Cash and cash equivalents.........................................................        $ 14,606                   $  7,409
  Receivables, net..................................................................         351,804                    345,385
  Inventories.......................................................................         294,454                    285,395
  Prepaid expenses and other current assets.........................................          30,717                     33,711
    Total current assets............................................................         691,581                    671,900
Net property, plant and equipment...................................................         303,235                    297,746
Intangible assets...................................................................         289,895                    303,446
Other assets........................................................................          20,127                     15,742
                                                                                          $1,304,838                 $1,288,834

Liabilities and Shareholders' Equity

Current liabilities:
  Accrued interest expense..........................................................        $  7,646                    $ 1,762
  Accounts payable and other accrued expenses.......................................         135,472                    152,102
    Total current liabilities.......................................................         143,118                    153,864
Long-term debt .....................................................................         462,000                    535,100
Other long-term liabilities.........................................................         115,815                    125,673

Shareholders' equity................................................................         583,905                    474,197

                                                                                          $1,304,838                 $1,288,834

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